EXHIBIT 5.1

December 2, 2016

American Woodmark Corporation
3102 Shawnee Drive
Winchester, VA  22601

Re: Registration Statement on Form S-8
1,021,000 Shares of Common Stock of American Woodmark Corporation
Pursuant to the American Woodmark Corporation 2016 Employee Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to American Woodmark Corporation, a Virginia corporation (the “Corporation”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “SEC”) by the Corporation pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,021,000 shares (the “Shares”) of the Corporation’s common stock, no par value per share (the “Common Stock”), which may be issued pursuant to the American Woodmark Corporation 2016 Employee Stock Incentive Plan (the “Plan”).

In connection with this opinion letter, we have examined the Registration Statement, including the exhibits being filed therewith or incorporated by reference therein. In addition, we have examined and relied upon the following:

(i)          a certificate from an officer of the Corporation certifying as to (A) true and correct copies of the restated articles of incorporation and bylaws of the Corporation and (B) the resolutions of the board of directors of the Corporation with respect to the Plan;

(ii)         a certificate dated November 30, 2016 issued by the State Corporation Commission of the Commonwealth of Virginia, attesting to the corporate status and good standing of the Corporation in the Commonwealth of Virginia; and

(iii)        originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following: (a) to the extent that we have reviewed and relied upon certificates of the Corporation or authorized representatives thereof and certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters; (b) all documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents; (c) the genuineness of all signatures; and (d) the Registration Statement will be effective under the Securities Act.

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with and upon the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

In rendering this opinion, we are not expressing an opinion as to any matters governed by the laws of any jurisdiction other than the Commonwealth of Virginia, as in effect on the date hereof.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuire Woods LLP
McGuire Woods LLP